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The information contained in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed and is effective. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated May 16, 2003

Prospectus supplement
(To prospectus dated July 8, 1999)

$
Westpac Banking Corporation

ABN 33 007 457 141

    % Subordinated Notes due

Interest payable    and

Issue price:         %

We are offering $                    aggregate principal amount of our    % subordinated notes due                           ,    . We will pay interest on these subordinated notes semi-annually on                           and                            of each year, beginning on                           , 2003. The subordinated notes will mature on                           ,              . We may redeem all, but not less than all, of the subordinated notes if particular events occur involving, among other things, Australian taxation, as described under "Description of the Subordinated Notes-Redemption for Taxation Reasons."

The subordinated notes will be subordinated in right of payment to the claims of our higher-ranked creditors, as described under "Description of the Subordinated Notes—Subordination" in this prospectus supplement. The subordinated notes will be issued only in registered form in denominations of US$1,000.

The subordinated notes are not deposit liabilities of Westpac in Australia or New Zealand for the purposes of Section 13A of the Banking Act 1959 of Australia or of Section 23 of the Westpac Banking Corporation Act 1982 of New Zealand, and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency in either the United States or Australia.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Underwriting Discounts		Proceeds to Us
Per Note		%		%		%
Total	$		$		$
(1)
Plus accrued interest from                           , 2003, if settlement occurs after that date.

It is expected that delivery of the subordinated notes will be made in book-entry form through The Depository Trust Company and its participants, including the Euroclear System and Clearstream Banking, société anonyme, on or about                           , 2003.

JPMorgan

May    , 2003

Table of contents

Prospectus supplement

Prospectus

In this prospectus supplement, references to "Westpac," "we," "us" and "our" are to Westpac Banking Corporation.

If you want to find out more information about us, please see the sections in this prospectus supplement and the accompanying prospectus entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC."

The distribution of this prospectus supplement and the accompanying prospectus and the offer or sale of the subordinated notes may be restricted in particular jurisdictions. You should inform yourself about and observe any applicable restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell or a solicitation of an offer to buy subordinated notes by anyone in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make the offer or solicitation. For a description of particular restrictions on offers and sales of the subordinated notes and the distribution of this prospectus supplement and the accompanying prospectus, see "Underwriting" below.

This prospectus supplement must be read in conjunction with the accompanying prospectus. This prospectus supplement may add, update or change information in the accompanying prospectus. In addition, the information incorporated by reference in the accompanying prospectus may have added, updated or changed information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with any information in the accompanying prospectus (or any information incorporated therein by reference), this prospectus supplement will apply and will supersede such information in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Westpac has not authorized anyone to make any representation in connection with the subordinated notes or to provide you with information that differs from that contained in this prospectus supplement and the accompanying prospectus. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus, and the information incorporated by reference, is accurate as of any date other than the date of this prospectus supplement and date of the accompanying prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sales of the subordinated notes.

In this prospectus supplement and the accompanying prospectus, references to "A$" are to Australian dollars and references to "$" and "US$" are to United States dollars.

Statement regarding forward-looking statements

 This prospectus supplement and the accompanying prospectus and the documents incorporated by reference contain "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to us, including our business operations, strategy, financial performance and condition. These statements appear under the heading "Operational and financial review and prospects" and elsewhere in our Annual Report on Form 20-F for the year ended September 30, 2002 and in our profit announcement furnished on Form 6-K, filed May 16, 2003, that includes our results for the six months ended March 31, 2003, each incorporated in this prospectus supplement by reference. Forward-looking statements can generally be identified by the use of forward-looking words such as "may," "will," "expect," "intend," "plan," "estimate," "anticipate," "believe," "continue" or other similar words. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are, however, subject to risks, uncertainties and assumptions that could cause actual results to differ materially from our expectations or projections described in the forward-looking statements.

 The factors that could cause this to occur include, among other things, the following:

  •
  inflation, interest rate, exchange rate, market and monetary fluctuations;

  •
  the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy;

  •
  changes in consumer spending, saving and borrowing habits in Australia and in other countries in which we conduct our operations;

  •
  the effects of competition in the geographic and business areas in which we conduct operations;

  •
  the ability to increase market share and control expenses;

  •
  the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users;

  •
  technological changes;

  •
  demographic changes and changes in political, social and economic conditions in any of the major markets in which we operate; and

  •
  various other factors beyond our control.

 We are under no duty to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus supplement.

Where you can find more information

 We file reports and other information with the United States Securities and Exchange Commission (the "SEC"). See "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in the accompanying prospectus for information on the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus. You may read and copy our SEC filings at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You may also request copies of our SEC filings upon payment of the SEC's duplicating fee, by writing to the SEC's Public Reference Room. You may obtain information regarding the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of our SEC filings and other information may also be inspected at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

 We have filed a registration statement with the SEC on Form F-3 under the Securities Act with respect to the subordinated notes. For further information about us and the subordinated notes, you should refer to the registration statement and its exhibits. This prospectus supplement and the accompanying prospectus summarize material provisions of agreements and other documents that we refer you to. However, because this prospectus supplement and the accompanying prospectus may not contain all the information you may find important, you should review the full text of these documents. We have included or incorporated by reference copies of these documents as exhibits to the registration statement.

 We incorporate by reference our Annual Report on Form 20-F for the year ended September 30, 2002, which includes our audited consolidated financial statements for the fiscal year ended September 30, 2002 and related notes, and our report furnished on our Form 6-K, filed May 16, 2003, which includes, among other things, our interim financial report and our profit announcement, each for the six months ended March 31, 2003. These forms were filed with the SEC under Section 13(a) of the Exchange Act.

Westpac Banking Corporation

 We are one of the four major banking organizations in Australia and also one of the largest banks in New Zealand. We provide a broad range of banking and financial services in these markets, including retail, commercial and institutional banking and wealth management activities.

 We were founded in 1817 and were the first bank to be established in Australia. In 1850 we were incorporated as the Bank of New South Wales by an Act of the New South Wales Parliament. In 1982 we changed our name to Westpac Banking Corporation. On August 23, 2002, we were registered as a public company limited by shares under the Australian Corporations Act of 2001 (the "Corporations Act"). Our principal office is located at 60 Martin Place, Sydney, New South Wales, 2000, Australia and our telephone number is (61) (2) 9226-3311.

 We have branches, affiliates and controlled entities throughout Australia, New Zealand and the Pacific region and maintain offices in key financial centers around the world. At March 31, 2003, our market capitalization was $27 billion. Our operations comprise four key areas of business, through which we serve approximately 7.5 million customers. These four areas of business are:

  •
  Business and Consumer Banking: providing retail banking and other financial services to individuals and small to medium-size businesses in all states and territories of Australia;

  •
  BT Financial Group: providing investment, retirement planning and life insurance services that enable customers to build, manage and protect personal wealth;

  •
  Westpac Institutional Bank: providing banking and financial services to corporate, institutional and government customers, and also supplying products to small and medium-size businesses primarily in Australia and New Zealand; and

  •
  New Zealand Retail: providing a full range of retail, commercial and wealth management services to customers throughout New Zealand.

The offering

Issuer	Westpac Banking Corporation
Securities Offered	$ aggregate principal amount of % subordinated notes due .
Maturity Date	.
Interest Payment Dates	and , commencing . The subordinated notes bear interest at the rate of % per year.
Denominations	$1,000 and integral multiples of $1,000
Form	Global form by DTC and its participants
Ratings
The subordinated notes have been assigned a rating of A1 by Moody's Investors Service, Inc. and A+ by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the assigning rating organization.
Ranking	The subordinated notes:
• are direct and unsecured obligations of Westpac;
• rank equally with all the existing and future unsecured and subordinated debt of Westpac having a fixed maturity date, except for certain debts as described in this prospectus supplement;
• are junior to any unsubordinated debt of Westpac; and
• are effectively junior to the secured debt and to all existing and future unsecured and unsubordinated debt and other liabilities of our subsidiaries.
Use of Proceeds	We estimate that we will receive net proceeds from this offering of approximately $ , which we intend to use for general corporate purposes.
Further Issues
We may create and issue further subordinated notes ranking equally with the subordinated notes in all respects, so that the further subordinated notes will be consolidated and form a single series with the subordinated notes and will have the same terms as to status, redemption or otherwise as the subordinated notes.

Use of proceeds

 We intend to use the proceeds from the sale of the subordinated notes for general corporate purposes.

Ratio of earnings to fixed charges

 The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

	Six Months ended March 31,	Year ended September 30,
	2003	2002	2001	2000	1999	1998

Ratio of earnings to fixed charges	1.58	1.58	1.46	1.43	1.41	1.33

 For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges, excluding capitalized interest and gross up for tax-equivalent income. "Fixed charges" consist of interest costs (including interest on deposits), the interest factor in rentals, amortization of debt issuance costs and capitalized interest. The ratio of earnings to fixed charges has been prepared in accordance with Australian GAAP. The ratio of earnings to fixed charges would not be materially different if prepared in accordance with US GAAP.

Selected consolidated financial information

 We have derived the following selected consolidated financial information as of and for (i) the fiscal years ended September 30, 2002, 2001 and 2000 from our audited consolidated financial statements and related notes, which are included in our Annual Reports on Form 20-F for the fiscal years ended September 30, 2002, 2001 and 2000, (ii) the fiscal years ended September 30, 1999 and 1998 from our audited consolidated financial statements and related notes for the fiscal years ended September 30, 1999 and 1998, which are included in our Annual Reports on Form 20-F for the fiscal years ended September 30, 1999 and 1998, and (iii) the six months ended March 31, 2003 and 2002 from our unaudited consolidated financial statements and related notes furnished on our Form 6-K, filed May 16, 2003, which is incorporated by reference in this prospectus supplement. The interim results, in our management's opinion, include all adjustments necessary for a fair presentation of our financial condition and results of operation. You should read this information together with "Operational and financial review and prospects" and the audited consolidated financial statements and the related notes included in our Annual Report on Form 20-F and the unaudited consolidated financial statements and related notes included in our Form 6-K. Our financial statements have been prepared in accordance with the accounting policies described in note 1 to the financial statements, being in accordance with Australian GAAP. Australian GAAP varies in certain respects from US GAAP. For an explanation of these variances, see note 45 to the financial statements included in our Annual Report on Form 20-F for the year ended September 30, 2002.

	US$[1]	A$	A$	US$[1]	A$	A$	A$	A$	A$

	Six months ended March 31,			Year ended September 30,
	2003	2003	2002	2002	2002	2001	2000	1999	1998
	Unaudited	Unaudited	Unaudited	Unaudited
	(in millions unless otherwise stated)
CONSOLIDATED INCOME STATEMENT DATA
Interest income	2,947	4,875	4,604	5,573	9,220	10,258	9,390	7,876	8,647
Tax equivalent gross up2	59	98	67	84	139	149	169	127	128

Interest income (including gross up)	3,006	4,973	4,671	5,657	9,359	10,407	9,559	8,003	8,775
Interest expense	(1,673)	(2,767)	(2,511)	(3,067)	(5,074)	(6,207)	(5,721)	(4,400)	(5,155)

Net interest income (including gross up)	1,333	2,206	2,160	2,590	4,285	4,200	3,838	3,603	3,620
Non-interest income	864	1,429	1,362	1,800	2,978	2,537	2,414	2,155	2,003

Net Operating income (including gross up)	2,197	3,635	3,522	4,390	7,263	6,737	6,252	5,758	5,623
Bad and Doubtful Debts	(129)	(214)	(271)	(279)	(461)	(433)	(202)	(171)	(168)

Operating income after charge for bad and doubtful debts (including gross up)	2,068	3,421	3,251	4,111	6,802	6,304	6,050	5,587	5,455
Non-interest expenses	(1,170)	(1,935)	(1,788)	(2,415)	(3,995)	(3,570)	(3,503)	(3,434)	(3,392)

Profit from ordinary activities before income tax and abnormal items (including gross up)	898	1,486	1,463	1,696	2,807	2,734	2,547	2,153	2,063
Tax equivalent gross up2	(59)	(98)	(67)	(84)	(139)	(149)	(169)	(127)	(128)

Profit from ordinary activities before income tax and abnormal items (excluding gross up)	839	1,388	1,396	1,613	2,668	2,585	2,378	2,026	1,935
Income tax expense	(201)	(333)	(376)	(285)	(471)	(677)	(660)	(567)	(589)
Net profit	638	1,055	1,020	1,328	2,197	1,908	1,718	1,459	1,346
Abnormal items (net of tax)[3]	—	—	—	—	—	—	—	—	(70)
Outside equity interests in operating profit after income tax	(2)	(4)	(2)	(3)	(5)	(5)	(3)	(3)	(4)

Operating profit attributable to equity holders	636	1,051	1,018	1,325	2,192	1,903	1,715	1,456	1,272

EARNINGS RATIOS
Average fully paid ordinary shares outstanding	1,815	1,815	1,812	1,812	1,812	1,801	1,883	1,881	1,879
Basic earnings per ordinary share (cents) after abnormals[4]	33.9	56.0	54.8	71.5	118.3	102.8	88.8	77.0	66.4
Fully diluted earnings per ordinary share (cents) after abnormals	33.8	55.9	54.5	71.3	117.9	102.4	88.4	76.1	64.5
Dividends per ordinary share (cents)	23.0	38.0	34.0	42.3	70.0	62.0	54.0	47.0	43.0
Dividend payout ratio%[5] after abnormals	65.6%	65.6%	62.0%	59.2%	59.2%	60.3%	60.8%	61.0%	64.8%
AMOUNTS IN ACCORDANCE WITH US GAAP
Net income	562	929	905	1,559	2,579	1,769	1,527	1,409	1,301
Basic earnings per ordinary share (cents)	30.9	51.2	49.9	86.1	142.4	98.2	81.1	74.9	68.0
Fully diluted earnings per ordinary share (cents)[6,7]	30.9	51.0	49.6	85.6	141.5	97.6	80.1	74.5	66.7
Dividend payout ratio%	74.3%	74.3%	68.1%	49.2%	49.2%	63.1%	66.6%	62.8%	63.2%
CONSOLIDATED BALANCE SHEET DATA
Period end balances
Total assets	124,787	206,430	186,192	115,482	191,037	189,845	167,618	140,220	137,319
Loans (net of provisions for bad and doubtful debts)	90,609	149,890	133,282	82,133	135,870	122,250	107,533	97,716	91,738
Acceptances	2,347	3,883	4,793	2,894	4,788	15,700	15,665	10,249	10,325
Deposits and public borrowings	73,767	122,029	109,292	66,956	110,763	96,157	89,994	85,546	83,164
Due to other financial institutions	2,204	3,646	6,867	2,860	4,731	5,954	3,972	3,562	4,343
Total liabilities excluding loan capital	114,503	189,418	171,424	106,426	176,057	175,302	153,464	128,531	126,185
Loan capital	2,858	4,728	4,580	2,728	4,512	4,838	4,892	2,692	2,523
Ordinary equity	6,735	11,142	9,707	6,037	9,986	9,226	8,792	8,529	8,606
Trust Originated Preferred Securities (TOPrSsm)	281	465	465	281	465	465	465	465	—
Fixed Interest Resettable Trust Securities (FIRsTS)	396	655	—	—	—	—	—	—	—
Outside equity interests (OEI)	13	22	16	10	17	14	5	3	5
Average balances
Total assets	122,195	202,142	184,569	110,827	183,337	178,196	158,566	140,350	139,647
Loans (net of provisions for bad and doubtful debts)	87,330	144,468	130,702	80,079	132,472	116,687	106,771	94,693	89,725
Interest earnings assets	99,639	164,828	149,489	92,563	153,124	135,154	123,462	110,734	105,338
Acceptances	2,851	4,716	10,509	4,659	7,707	16,680	12,411	10,959	11,432
Total equity[8]	6,922	11,450	9,976	6,260	10,355	9,260	9,535	8,712	8,859
Amounts in accordance with US GAAP
Average total assets	121,809	201,503	183,909	110,513	182,817	177,746	158,133	147,604	145,322
Average ordinary equity[8,9]	5,900	9,760	9,248	6,044	9,999	9,071	8,742	8,848	8,686
SUMMARY OF CONSOLIDATED RATIOS
Profitability ratios
Net interest margin	2.7%	2.7%	2.9%	2.8%	2.8%	3.1%	3.1%	3.3%	3.4%
Return on average assets after abnormals	1.0%	1.0%	1.1%	1.2%	1.2%	1.1%	1.0%	1.0%	0.9%
Return on average total equity after abnormals	19.0%	19.0%	20.4%	21.2%	21.2%	20.6%	18.0%	16.7%	14.4%
Capital ratio
Average total equity to average total assets	5.7%	5.7%	5.4%	5.7%	5.7%	5.2%	6.0%	6.2%	6.4%
RATIOS IN ACCORDANCE WITH US GAAP
Profitability ratios
Net interest margin	2.7%	2.7%	2.9%	2.8%	2.8%	3.1%	3.1%	3.3%	3.4%
Net profit attributable to equity holders to average total assets	0.9%	0.9%	1.0%	1.4%	1.4%	1.0%	1.0%	1.0%	0.9%
Net profit attributable to equity holders to average ordinary equity	19.0%	19.0%	19.6%	25.8%	25.8%	19.5%	17.5%	15.9%	15.0%
Capital ratios
Average total equity to average total assets	5.7%	5.7%	5.3%	5.5%	5.5%	5.1%	5.5%	6.0%	6.0%
Leverage ratio[10]	3.9%	3.9%	4.8%	4.6%	4.6%	4.4%	4.8%	4.9%	4.8%
Earnings ratios
Basic earnings per ordinary share (cents)	30.9	51.2	49.9	86.0	142.3	98.2	81.1	74.9	68.0
Fully diluted earnings per ordinary share (cents)	30.9	51.0	49.6	85.6	141.5	97.6	80.1	74.5	66.7
Dividend payout ratio%	74.3%	74.3%	68.1%	49.2%	49.2%	63.1%	66.6%	62.8%	63.2%

(1)
Australian dollar amounts have been translated into US dollars solely for the convenience of the reader at the rate of A$1.00 = US$0.6045, the noon buying rate in The City of New York for cable transfers in Australian dollars as certified for customs purposes by the Federal Reserve Bank of New York on March 31, 2003. This rate may differ from the rate used in the preparation of our financial statements. See note 1(a)(iv) to our financial statements included in our Annual Report on Form 20-F for the year ended September 30, 2002.

(2)
We have entered into various tax effective financing transactions that derive income that is subject to either a reduced or zero rate of income tax. The impact of this is reflected in lower income tax expense and interest income. In order to provide improved comparability, this income is presented on a tax equivalent basis.

(3)
For reporting periods ending on or after June 30, 2001, we are no longer permitted (under Australian GAAP) to disclose abnormal items on the face of the statement of financial performance.

(4)
Based on the average number of fully paid ordinary shares outstanding, and after deducting preference dividends of A$0 million in March 31, 2003 (2002 A$0 million) and A$0 million in September 30, 2002, 2001, 2000 and 1999 (1998 A$24 million) and distributions on other equity instruments of A$34 million in March 31, 2003 (2002 A$25 million) and A$48 million in September 30, 2002 (2001 A$51 million, 2000 A$43 million, 1999 A$8 million and 1998 A$0 million).

(5)
Calculated by dividing the aggregate ordinary dividends paid and proposed for each year (excluding (over)/under provision of dividend from the prior year) by the operating profit after tax (after deducting preference dividends and distributions on other equity instruments) for that year.

(6)
Based on average number of shares and share equivalents and after deducting non-converting preference dividends and distributions on other equity instruments from operating profit after tax.

(7)
Calculations based on Statement of Financial Accounting Standard No. 128 earnings per share for the years ended September 30, 2002, 2001, 2000, 1999 and 1998 and for the six months ended March 31, 2003 and 2002.

(8)
Excludes outside equity interests.

(9)
Excludes Trust Originated Preferred Securities (TOPrSsm) and Fixed Interest Resettable Trust Securities (FIRsTS).

(10)
Leverage ratios have been computed in accordance with the Federal Reserve's guidelines.

Capitalization and Capital Adequacy

 The following table sets forth our capitalization and capital adequacy:

  •
  as of March 31, 2003 in accordance with the accounting principles applicable to the preparation of our financial statements (see note 1 to the financial statements included in our Annual Report on Form 20-F for the year ended September 30, 2002); and

  •
  as adjusted to give effect to the issuance and sale of the subordinated notes.

 The current guidelines prescribed by Australian Prudential Regulation Authority ("APRA") (Prudential Statement APS 110) require us to have a ratio of qualifying capital to risk weighted assets on a consolidated basis of at least 8.0% and a ratio of qualifying Tier 1 capital to risk weighted assets of at least 4.0%.

 You should read this table together with our audited consolidated financial statements and related notes as at and for the fiscal year ended September 30, 2002 included in our Annual Report on Form 20-F for the year ended September 30, 2002 and our unaudited consolidated financial statements and related notes as at and for the six months ended March 31, 2003 furnished in our Form 6-K, filed May 16, 2003.

	At March 31, 2003
	Actual[1] US$	As Adjusted[1] US$	Actual A$	As Adjusted A$

	(in millions, except capital adequacy ratios)
CAPITALIZATION
Senior Long Term Debt:
Bonds and notes[2]	11,813		19,540
Loan Capital:
Subordinated bonds, notes and debentures[3]	2,467		4,082
Subordinated perpetual notes	391		646

Total loan capital	2,858		4,728
Equity:
Share capital (excluding NZ class shares)	2,241		3,708
NZ class shares	285		471
TOPrSsm	281		465
FIRsTS	396		655
Reserves	10		16
Retained profits	4,199		6,947
Outside equity interests in controlled entities	13		22

Total equity[4]	7,425		12,284

Total capitalization	22,096		36,552

	At March 31, 2003
	Actual[1] US$	As Adjusted[1] US$	Actual A$	As Adjusted A$

	(in millions, except capital adequacy ratios)
CAPITAL ADEQUACY
Tier 1 capital
Total equity[4]	7,425		12,284
Dividends provided for capital adequacy purposes	(418)		(691)
Goodwill (excluding funds management entities)	(849)		(1,406)
Net future income tax benefit	(131)		(216)
Estimated reinvestment under dividend reinvestment plan[5]	108		179
Retained earnings, reserves and goodwill in life and general insurance, funds management and securitization entities	(821)		(1,358)
Equity in captive lenders mortgage insurance entities	(23)		(38)

Total Tier 1 capital	5,291		8,754
Tier 2 capital
Subordinated undated capital notes	390		646
General provision for doubtful debts	791		1,309
Future income tax benefit related to general provision	(238)		(393)
Eligible subordinated bonds, notes and debentures[3]	2,456		4,062

Total Tier 2 capital	3,399		5,624

Total Tier 1 and Tier 2 capital	8,690		14,378

Deductions:
Investment and capital in life insurance, funds management and securitization activities	(584)		(965)
Net qualifying capital	8,106		13,413

Risk adjusted assets	83,317		137,828
Tier 1 capital ratio	6.4%		6.4%
Tier 2 capital ratio	4.0%		4.0%
Deductions	(0.7)%		(0.7)%

Net capital ratio	9.7%		9.7%

(1)
Australian dollar amounts have been translated into United States dollars solely for the convenience of the reader at the rate of A$1.00 = US$0.6045, the noon buying rate in The City of New York for cable transfers in Australian dollars as certified for customs purposes by the Federal Reserve Bank of New York on March 31, 2003. This rate may differ from the rate used in the preparation of our interim financial report and our profit announcement for the six months ended March 31, 2003 furnished in our Form 6-K, filed May 16, 2003.

(2)
This does not reflect (1) additional senior long term debt of approximately A$527 million (US$319 million) Westpac has issued or committed to issue since March 31, 2003, of which approximately A$32 million (US$19 million) has not yet settled, or (2) senior long term debt which has matured since March 31, 2003, or the maturity date of which has become less than one year since March 31, 2003.

(3)
Increase in subordinated bonds, notes and debentures to give effect to the issuance and sale of the subordinated notes offered hereby.

(4)
Total equity determined in accordance with US GAAP was A$11,111 million as at March 31, 2003. For an explanation of the differences between US GAAP and the accounting principles applicable to the preparation of our financial statements, see note 45 to our financial statements included in our Annual Report on Form 20-F for the year ended September 30, 2002.

(5)
This amount is derived from reinvestment experience of our dividend reinvestment plan.

Description of the Subordinated Notes

 The following description of the particular terms of the subordinated notes supplements and, to the extent inconsistent, supersedes the description of the general terms and provisions of the debt securities, including the subordinated notes, set forth in the accompanying prospectus.

 The subordinated notes will be issued as part of a separate series of subordinated debt securities under an indenture, dated as of July 1, 1999 and amended and restated as of May 15, 2003, as amended by supplemental indenture no. 1, dated as of                           , 2003 (as so supplemented, the "indenture"), between Westpac and JPMorgan Chase Bank, who will act as trustee for the subordinated notes (the "trustee").

 A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. The noteholders are bound by, and are deemed to have notice of, the provisions of the indenture setting forth particular terms and conditions of the subordinated notes. Copies of the indenture will be available for inspection during usual business hours at the principal office of the trustee. Capitalized terms used but not defined herein have the meanings given to them in the indenture or the subordinated notes, as the case may be.

General

 The subordinated notes will be a part of a separate series of debt securities issued under the indenture limited to $                           aggregate principal amount (except as provided below under "—Further Issues"). The subordinated notes will be issued in denominations of $1,000 principal amount and integral multiples of $1,000.

 The subordinated notes will mature on                               ,              . The subordinated notes are not redeemable prior to maturity, unless particular events occur involving Australian taxation. See "—Redemption for Taxation Reasons."

 The subordinated notes will be our unsecured, subordinated obligations. There is no sinking fund for the subordinated notes.

 The subordinated notes are not deposit liabilities of Westpac in Australia or New Zealand for the purposes of Section 13A of the Banking Act 1959 of Australia or of Section 23 of the Westpac Banking Corporation Act 1982 of New Zealand, and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency in either the United States or Australia.

 The trustee will act as our paying agent for the subordinated notes. We will make principal and interest payments in respect of the subordinated notes through the trustee. See "—Book-Entry System."

Interest

 We will pay interest on the subordinated notes on                           and                            of each year, commencing                               ,              , (each                           and                            an "interest payment date"), at the rate per annum set forth on the cover page of this prospectus supplement, to the person in whose name such note was registered at the close of business fifteen days before each interest payment date (the "regular record date"). However, interest not punctually paid or duly made available for payment will be paid instead to the person in whose name the note is registered on a special record date rather than on the regular record date. In the case of interest due at the date of maturity or earlier redemption date, we will pay interest to the persons to whom principal is payable, whether or not the date of maturity or earlier redemption date is an interest payment date.

 Except as described below for the first interest period, on each interest payment date, we will pay interest for the period commencing on and including the immediately preceding interest payment date and ending on and including the next day preceding that interest payment date. We will refer to this period as an "interest period." The first interest period will begin on and include                            , 2003 and end on and include                               ,              . Interest will be computed on the basis of a 360-day year of twelve 30-day months.

 If an interest payment date is not a business day, we will pay interest on the next day that is a business day, with the same force and effect as if made on the interest payment date, and without any interest or other payment with respect to the delay. If the date of maturity or the redemption date falls on a day that is not a business day, the payment of principal and interest, if any, will be made on the next succeeding business day and no interest shall accrue for the period from and after such date of maturity or the redemption date. For these purposes, "business day" means any day on which commercial banks and foreign exchange markets settle payments and are open for general business in: (a) the relevant place of payment; and (b) The City of New York.

Redemption for Tax Reasons

 If, as a result of changes in, or changes in interpretations of:

  •
  the laws of Australia or any political subdivision or authority thereof or therein, or judicial decisions, administrative actions or certain challenges relating to these laws or interpretations occurring on or after the date of this prospectus supplement; or

  •
  (in the event any entity organized under the laws of a jurisdiction other than the Commonwealth of Australia, or any political subdivision or authority thereof or therein, assumes all of our obligations under the subordinated notes and the indenture as a result of our consolidation, merger with or into, or sale, conveyance or transfer of all or substantially all of our assets to such entity) the laws of the Commonwealth of Australia or the country in which such successor entity is organized or resident or deemed resident for tax purposes or any political subdivision or authority thereof or therein, or judicial decisions, administrative actions or certain challenges relating to these laws or interpretations occurring on or after the date of the transaction resulting in such assumption, there is more than an insubstantial risk that any payment on the subordinated notes is, or will be, subject to withholding or deduction in respect of taxes, assessments or other governmental charges, we may redeem the subordinated notes in whole, but not in part, at any time within 90 days following the occurrence of that event, at a redemption price equal to 100% of the principal amount of the subordinated notes plus accrued but unpaid interest to the date of the redemption. See "Description of the Debt Securities-Redemption of Debt Securities-Redemption for Tax Reasons" in the accompanying prospectus.

 We may not redeem the subordinated notes without the prior written approval of APRA. Holders of the subordinated notes should not anticipate that APRA approval will be automatic.

Events of Default; Defaults

Events of Default.    The indenture provides that, if an event of default in respect of the subordinated notes has occurred and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding subordinated notes may declare the principal amount of all the subordinated notes to be due and payable immediately, by a written notice to Westpac (and by written notice to the trustee if given by the holders). (Section 5.2 of the indenture.)

 Notwithstanding such declaration, no payments will be made to holders of subordinated notes until all Senior Creditors, which is defined under "Subordination," have been paid in full. For information concerning the rights of holders of subordinated notes after proceedings for a winding-up of Westpac have been instituted, see "—Subordination—Status After the Commencement of a Winding-Up of Westpac."

 An event of default in respect of the subordinated notes will occur under the indenture if:

  •
  a court of competent jurisdiction enters a decree or order for relief involving Westpac in an involuntary case or proceeding involving a winding-up of Westpac or enters a decree or order relating to a winding-up of Westpac, that in either case, will necessarily result in a winding-up of Westpac;

  •
  Westpac commences a voluntary case or proceeding under any applicable law involving a winding-up of Westpac or any other case or proceeding whereby Westpac may be wound-up, dissolved or cease to exist, and a liquidator under the Corporations Act (but not a provisional liquidator) has been appointed and the case or proceeding will necessarily result in a winding-up of Westpac;

  •
  Westpac consents to the entry of a decree or order for relief in an involuntary case or proceeding under any applicable law involving a winding-up of Westpac or to the commencement of any such case or proceeding against Westpac, and a liquidator under the Corporations Act (but not a provisional liquidator) has been appointed and the decree or order will necessarily result in a winding-up of Westpac; or

  •
  Westpac files a petition or answer or consent seeking a decree or order for relief under any applicable law in a proceeding in connection with a winding-up of Westpac, or consents to the filing of such petition, and a liquidator under the Corporations Act (but not a provisional liquidator) has been appointed and the filing will necessarily result in a winding-up of Westpac. (Section 5.1 of the indenture.)

Defaults.    If a default or event of default with respect to the subordinated notes has occurred and is continuing, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of the subordinated notes by such appropriate judicial proceedings as the trustee deems most effectual to protect its rights and the rights of the holders of the subordinated notes; provided, that rights of the holders of the subordinated notes and the trustee to receive any cash, property or securities as the result of those proceedings will be subordinated to Senior Creditors in the event of a winding-up of Westpac to the extent provided in the indenture. (Section 5.3 of the indenture.)

 A default in respect of the subordinated notes will occur under the indenture if:

  •
  an event of default occurs;

  •
  a court of competent jurisdiction enters or a proceeding is commenced by any person other than Westpac for a decree or order appointing a custodian, receiver, liquidator, statutory manager, controller, assignee, trustee, sequestrator or other similar official of Westpac or of any substantial part of its property, and the decree or order continues for a period of 60 consecutive days, or Westpac consents to the appointment or makes a general assignment for the benefit of its creditors;

  •
  Westpac defaults in the payment of any interest installment or any additional amount payable on any subordinated note when due and the default continues for a period of 30 days;

  •
  Westpac defaults in the payment of the principal of, or any premium on, any subordinated note when due at maturity or on redemption or otherwise, and, in each case, the default continues for a period of seven days; or

  •
  Westpac defaults in the performance of, or breaches, any other covenant or warranty in the indenture with respect to the subordinated notes, and the default or breach continues for a period of 60 days after written notice is given to Westpac by the trustee or to Westpac and the trustee by the holders of not less than 25% in principal amount of the outstanding subordinated notes. (Section 5.1 of the indenture.)

Consolidation, Merger or Sale of Assets

The indenture provides that we may not merge or consolidate with or into any other corporation or other entity or sell, convey or transfer all or substantially all of our assets, unless:

  •
  in the case of a merger or consolidation, Westpac is the surviving entity or the entity formed by the consolidation into which we are merged or the entity that acquires our assets expressly assumes by supplemental indenture all of our obligations under the subordinated notes and the indenture;

  •
  immediately after giving effect to the transaction no default or event of default has occurred and is continuing; and

  •
  Westpac has delivered to the trustee an officer's certificate and an opinion of counsel each stating that the transaction complies with Section 7.1 of the indenture and that all conditions precedent therein provided for relating to the transaction have been complied with (Section 7.1 of the indenture.)

Upon any consolidation or merger in which Westpac is not the surviving entity or upon any sale of substantially all of our assets, the successor corporation formed by the consolidation or into which we are merged or to which the sale is made will succeed to and be substituted for us under the subordinated notes and the indenture. (Section 7.1 of the indenture.)

 In addition, if the successor corporation is organized under the laws of a country other than the Commonwealth of Australia or a political subdivision of a country other than the Commonwealth of Australia and the jurisdiction in which the successor corporation is organized (the "successor jurisdiction") requires by law a withholding or deduction from amounts payable by or in respect of the subordinated notes for, or on account of, any taxes, assessments or other governmental charges ("relevant tax") imposed or levied by or on its behalf, we will pay the additional amounts as may be necessary so that the net amount received by the holder of the subordinated notes, after the withholding or deduction, will equal the amount that the holder would have received in respect of the subordinated notes without the withholding or deduction ("additional amounts"). However, we will pay no additional amounts:

  •
  to the extent that the relevant tax is imposed or levied by virtue of the holder, or the beneficial owner, of the subordinated notes having some connection (whether present, past or future) with the successor jurisdiction or any political subdivision or authority of or in the successor jurisdiction, other than being a holder, or the beneficial owner, of the subordinated notes;

  •
  to the extent that the relevant tax is imposed or levied by virtue of the holder, or the beneficial owner, of the subordinated notes not complying with any statutory requirements or not having made a declaration of non-residence in, or other lack of connection with, the successor jurisdiction or any political subdivision or authority of or in the successor jurisdiction or any similar claim for exemption, if Westpac or its agent has provided the holder, or the beneficial owner, of the subordinated notes with at least 60 days' prior written notice of an opportunity to comply with the statutory requirements or make a declaration or claim;

  •
  to the extent that the relevant tax is imposed or levied by virtue of the holder, or the beneficial owner, of the subordinated notes having presented for payment more than 30 days after the date on which the payment in respect of the subordinated notes first became due and payable, except to the extent that the holder, or the beneficial owner, of the subordinated notes would have been entitled to the additional amounts if the holder or beneficial owner had presented the subordinated notes for payment on any day within such 30-day period; or

  •
  to the extent that the relevant tax is imposed or levied by virtue of the holder, or the beneficial owner, of the subordinated notes having presented the subordinated notes for payment in the successor jurisdiction, unless the subordinated notes could not have been presented for payment elsewhere.

 In addition, we will pay no additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the payment in respect of the subordinated notes to the extent the payment would, under the laws of the successor jurisdiction or any political subdivision or authority of or in the successor jurisdiction, be treated as being derived or received for tax purposes by a beneficiary or settlor with respect to the fiduciary or a member of the partnership or a beneficial owner who would not have been entitled to additional amounts had it been the holder of the subordinated notes. (Section 9.8 of the indenture.)

Subordination

The subordinated notes will be direct and unsecured obligations of Westpac, subordinated to Westpac's Senior Creditors (as defined below), and will rank equally without any preference among themselves and at least equal with all other unsecured Subordinated Indebtedness (as defined below), except for certain mandatory exceptions provided by law, including, but not limited to, Section 13A of the Banking Act 1959 of Australia and Section 23 of the Westpac Banking Corporation Act 1982 of New Zealand. Subordinated Indebtedness means any indebtedness (present and future) of Westpac that by its terms is subordinated in the event of a winding-up of Westpac to the claims of Westpac's Senior Creditors, other than:

  •
  indebtedness of Westpac that does not have a fixed maturity date;

  •
  indebtedness issued under Westpac's junior subordinated indenture;

  •
  any indebtedness the right to repayment of which by its terms is equal in right of payment to indebtedness issued under Westpac's junior subordinated indenture; and

  •
  any other indebtedness the right to repayment of which by its terms is subordinated in the event of a winding-up of Westpac to the indebtedness under the indenture.

 Senior Creditors means all of Westpac's creditors (present and future), including its depositors:

  •
  whose claims are admitted in a winding-up of Westpac; and

  •
  who are not the holders of indebtedness of Westpac, the right to repayment of which by its terms is subordinated in a winding-up of Westpac to the claims of all unsubordinated creditors of Westpac. (Section 12.2 of the indenture.)

Status Prior to the Commencement of a Winding-Up of Westpac

 Prior to the commencement of a winding-up of Westpac:

  •
  Westpac's obligation to make payments in respect of the subordinated notes or in relation to the indenture is conditional upon Westpac being solvent (as defined below) at the time the payments are due; and

  •
  Westpac may not make any payment in respect of the subordinated notes or in relation to the indenture except to the extent it can do so and still be solvent immediately thereafter.

 Solvent means:

  •
  Westpac being able to pay its debts as they fall due; and

  •
  Westpac's assets exceeding its liabilities.

Status After the Commencement of a Winding-Up of Westpac

 After the commencement of a winding-up of Westpac, the rights and claims of holders of subordinated notes to recover amounts payable in respect of subordinated notes will be subordinate and junior in right of payment to Westpac's obligations to its Senior Creditors. Consequently, all Senior Creditors will be entitled to be paid in full before any payment is made to the holders of subordinated notes.

No Set-Off

No holder of subordinated notes will be entitled to set-off against any amounts due in respect of the subordinated notes held by that holder any amount owed by that holder to Westpac whether in any account, in cash or otherwise, nor any deposits with, advances to or debts of Westpac, nor will any holder be entitled to effect any reduction of the amount due to that holder in respect of a subordinated note by merger of accounts or lien or the exercise of any other rights the effect of which is or may be to reduce the amount due in respect of a subordinated note. (Section 12.8 of the indenture.)

Defeasance

We will not have the option to effect defeasance of the subordinated notes.

Modification of the Indenture

APRA Approval of Certain Modifications

 Without the prior written consent of APRA, a supplemental indenture cannot change the indenture in a way that would affect the eligibility of any outstanding subordinated notes to continue to qualify as lower tier 2 capital. (Sections 8.1 and 8.2 of the indenture.)

Book-Entry System

 The information set out below in connection with The Depository Trust Company ("DTC"), the Euroclear System ("Euroclear") and Clearstream Banking, société anonyme, Luxembourg ("Clearstream," and together with DTC and Euroclear, the "clearing systems") is subject to any change in or reinterpretation of the rules, regulations and procedures of the clearing systems currently in effect. The information in this section concerning the clearing systems has been obtained from sources that we believe to be reliable, but neither we nor any underwriter takes any responsibility for the accuracy of the information. Investors wishing to use the facilities of any of the clearing systems are advised to confirm the applicability of the rules, regulations and procedures of the relevant clearing system.

 The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and the transfers of interests in the global subordinated notes. Upon issuance, the subordinated notes will be issued only in the form of one or more permanent global securities in fully registered, book-entry form, which will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until it is exchanged in whole or in part for subordinated notes in definitive form under the limited circumstances described below, a global subordinated note may not be transferred except as a whole (i) by DTC to a nominee, (ii) by a nominee of DTC to DTC or another nominee of DTC or (iii) by DTC or that nominee to a successor of DTC or a nominee of that successor.

 Ownership of beneficial interests in a global subordinated note will be limited to persons that have accounts with DTC for the global subordinated note, participants or persons that may hold interests through participants. Upon the issuance of a global subordinated note, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the subordinated notes represented by the global subordinated note beneficially owned by those participants. Ownership of beneficial interests in the global subordinated notes will be shown on, and the transfer of ownership interests will be effected only through, records maintained by DTC, with respect to interests of participants. The laws of some states may require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may limit or impair the ability to own, transfer or pledge beneficial interests in the global subordinated notes.

 So long as DTC or its nominee is the registered owner of a global subordinated note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the subordinated notes represented by the global subordinated note for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global subordinated note will not be entitled to have subordinated notes represented by the global subordinated note registered in their names, will not receive or be entitled to receive physical delivery of the subordinated notes in definitive form and will not be considered the registered owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in a global subordinated note must rely on the procedures of DTC and, if a person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global subordinated note desires to give or take any action that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through the participants to give or to take such action or would otherwise act upon the instructions of beneficial owners holding through them.

 Principal and interest payments on interests represented by a global subordinated note will be made to DTC or its nominee, as the case may be, as the registered owner of the global subordinated note. None of Westpac, the trustee or any other agent of Westpac or agent of the trustee will have any responsibility or liability for any facet of the records relating to or payments made on account of beneficial ownership of interests. We expect that DTC, upon receipt of any payment of principal or interest in respect of a global subordinated note, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global subordinated note as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the global subordinated notes held through the participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

 If DTC is at any time unwilling, unable or ineligible to continue as depositary for the subordinated notes, and we fail to appoint a successor depository registered as a clearing agency under the Exchange Act within 90 days, we will issue subordinated notes in definitive form in exchange for the respective global subordinated notes. Any subordinated notes issued in definitive form in exchange for the global subordinated notes will be registered in the name or names, and will be issued in denominations of $1,000 and integral multiples of $1,000, as DTC instructs the trustee. It is expected that those instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the global subordinated notes.

 In the event definitive subordinated notes are issued, holders of definitive subordinated notes will be able to receive payment and effect transfer at the offices of the paying agent.

 DTC is a limited purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Same-Day Settlement and Payment

 Settlement for the subordinated notes will be made by the underwriter in immediately available funds. All payments of principal and interest in respect of the subordinated notes will be made by us in immediately available funds.

 The subordinated notes will trade in DTC's Same-Day Funds Settlement System until maturity and secondary market trading activity in the subordinated notes will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the subordinated notes.

Clearstream and Euroclear Positions and Cross-Market Transfers

 Clearstream, and Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, will hold omnibus positions on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective system depositaries which in turn will hold the positions in customers' securities accounts in the system depositaries' names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream and Morgan Guaranty Trust Company of New York will act as depositary for Euroclear, and in those capacities, they will be referred to as the system depositaries.

 Transfers between DTC participants will occur in the ordinary way in accordance with DTC's rules. Transfers between Clearstream and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream or Euroclear, as the case may be.

 Cross-market transfers between beneficial owners holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream or Euroclear, on the other, will be effected by DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its system depositary. These cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the relevant system in accordance with its rules and procedures and within its established deadlines on European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its system depositary to take action to effect final settlement on its behalf by delivering or receiving subordinated notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream and Euroclear participants may not deliver instructions directly to the system depositaries.

 Because of time-zone differences, credits of subordinated notes received in Clearstream or Euroclear as a result of a transaction with a participant will be made during the subsequent securities settlement processing day dated the business day following the DTC settlement date and the credits or any transactions in the subordinated notes settled during the processing will be reported to the relevant Euroclear or Clearstream participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of subordinated notes by or through a Clearstream or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement by DTC.

Registrar and Paying Agent

 The trustee has been appointed as registrar. We may at any time vary or terminate the appointment of the registrar or any paying agent or approve any change in the office through which they act, provided that there shall at all times be a registrar. We will provide notice to the holders of the subordinated notes of any change of the appointment of the registrar or paying agent or in the office through which they act.

Westpac's Relationship With the Trustee

 The trustee under the indenture, JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, occasionally acts as trustee in connection with obligations insured by Westpac and its subsidiaries. JPMorgan Chase Bank is also acting as a trustee in connection with certain debt obligations that were previously issued by us. In addition, we have various business dealings with J.P. Morgan Securities Inc., an affiliate of the trustee.

Further Issues

 We may from time to time, without notice to or the consent of the registered holders of the subordinated notes, create and issue further subordinated notes ranking equally with the subordinated notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further subordinated notes or except for the first payment of interest following the issue date of such further subordinated notes. Such further subordinated notes may be consolidated and form a single series with the subordinated notes offered hereby and have the same term as to status, redemption or otherwise as the subordinated notes offered hereby.

Clearing Systems

 The subordinated notes have been accepted for clearance through the facilities of DTC and have been assigned CUSIP No.         .

Underwriting

 Subject to the terms and conditions set forth in the Terms Agreement dated the date hereof, Westpac has agreed to sell to J.P. Morgan Securities Inc. (the "underwriter") and the underwriter has agreed to purchase, the $             principal amount of the subordinated notes.

 Under the terms and conditions of the Terms Agreement, if the underwriter takes any of the subordinated notes, then the underwriter is obligated to take and pay for all of the subordinated notes.

 The subordinated notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriter has advised us that it intends to make a market in the subordinated notes, but it has no obligation to do so and may discontinue market making at any time without providing notice. No assurance can be given as to the liquidity of any trading market for the subordinated notes.

 The underwriter initially proposes to offer part of the subordinated notes directly to the public at the offering price described on the cover page and part to certain dealers at a price that represents a concession not in excess of    % of the principal amount of the subordinated notes. The underwriter may allow, and any such dealer may reallow, a concession not in excess of             % of the principal amount of the subordinated notes to certain other dealers. After the initial offering of the subordinated notes, the underwriter may from time to time vary the offering price and other selling terms.

 We have also agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriter may be required to make in respect of those liabilities.

 In connection with the offering of the subordinated notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the subordinated notes. Specifically, the underwriter may overallot in connection with the offering of the subordinated notes, creating a syndicate short position. In addition, the underwriter may bid for, and purchase, subordinated notes in the open market to cover syndicate short positions or to stabilize the price of the subordinated notes. Finally, the underwriter may reclaim selling concessions allowed for distributing the subordinated notes in the offering of the subordinated notes, if the underwriter repurchases previously distributed subordinated notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the subordinated notes above independent market levels. The underwriter is not required to engage in any of these activities and may end any of them at any time.

 Expenses associated with this offering to be paid by Westpac are estimated to be $2,400,000.

 The underwriter will make the subordinated notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between the underwriter and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from the underwriter based on transactions the underwriter conducts through the system. The underwriter will make the subordinated notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

 In particular, the underwriter has represented and agreed that:

  •
  In connection with the distribution or sale of the subordinated notes:

  •
  it will not make any offer or invitation in or received in Australia in relation to the issue, sale or purchase of any subordinated notes, nor will it sell any subordinated notes in Australia, unless the offeree is required to pay at least A$500,000 for the subordinated notes or its foreign currency equivalent (disregarding amounts, if any, lent by Westpac or other person offering the subordinated notes or its associates (within the meaning of those expressions in Part 6D.2 of the Corporations Act)), or it is otherwise an offer or invitation for which by virtue of s708 of the Corporations Act no disclosure is required to be made under Part 6D.2 of the Corporations Act;

  •
  it will not circulate or issue a disclosure document in Australia or received in Australia which requires lodging under Division 5 of Part 6D.2 of the Corporations Act;

  •
  it will use reasonable endeavours to ensure that the subordinated notes are offered in a manner that satisfies the public offer test in Section 128F of the Income Tax Assessment Act 1936 of Australia (the "Tax Act"); and

  •
  it will not sell any subordinated notes to any person if, at the time of the sale, its employees involved in the sale knew or had reasonable grounds to suspect that, as a result of the sale, the subordinated notes or an interest in the subordinated notes was being, or would later be, acquired (directly or indirectly) by an Offshore Associate of Westpac (other than one acting in the capacity of a dealer, manager or underwriter in relation to the placement of the subordinated notes or in the capacity of a clearing house, custodian, funds manager or responsible entity of an Australian registered scheme within the meaning of the Corporations Act). An Offshore Associate of Westpac is an associate (as defined in Section 128F of the Tax Act) of Westpac which is either a non-resident of Australia that does not acquire the subordinated notes in carrying on a business at or through a permanent establishment in Australia or, alternatively, a resident of Australia that acquires the subordinated notes in carrying on a business at or through a permanent establishment outside of Australia.

 In the ordinary course of business the underwriter has engaged in and may in the future engage in investment banking and commercial banking transactions with Westpac and its affiliates.

Taxation

 The following statements with respect to taxation are only general summaries and are based on advice received by Westpac. Prospective purchasers of the subordinated notes should consult their own tax advisors concerning the consequences, in their particular circumstances, under United States federal and Australian tax law, and the laws of any other taxing jurisdiction, of the purchase, ownership and disposition of the subordinated notes.

Australian taxation

 The following is a summary of the material Australian tax consequences of the purchase, ownership and disposition of the subordinated notes to holders who are not residents of Australia for Australian tax purposes, or are Australian residents that acquire the subordinated notes in carrying on business at or through a permanent establishment outside Australia, and who purchase the subordinated notes upon original issuance at the stated offering price and hold the subordinated notes as capital assets. The statements of law or legal conclusions in this summary represent the opinion of Allens Arthur Robinson, Australian tax counsel to Westpac, on the basis of Australian law as in effect on the date of this prospectus supplement, which is subject to change, possibly with retroactive effect.

 Each prospective investor should consult his or her own tax advisors concerning the tax consequences, in their particular circumstances, of the purchase, ownership and disposition of the subordinated notes.

Interest withholding tax

 Interest paid by residents of Australia, such as Westpac, to a non-resident of Australia, or to an Australian resident who derives the interest in carrying on a business at or through a permanent establishment outside Australia, is ordinarily subject to interest withholding tax at the rate of 10% of the gross amount of the interest. An exemption from this withholding tax is available under Section 128F of the Tax Act in respect of interest payable on debt securities if the issuer of debt securities is a resident of Australia when it issues the debt securities and when interest is paid and if the issue of the debt securities satisfies a public offer test (as to which see below). The exemption from interest withholding tax will not be available in respect of any of the subordinated notes if, at the time of issue, Westpac knew or had reasonable grounds to suspect that any of the subordinated notes or any interest in the subordinated notes were being or would later be acquired directly or indirectly by an Offshore Associate of Westpac, other than one acting in the capacity of a dealer, manager or underwriter in relation to the placement of the subordinated notes or in the capacity of a clearing house, custodian, funds manager or responsible entity of an Australian registered scheme. Nor will the exemption apply to interest paid to a holder of subordinated notes who, at the time of payment, Westpac knows or has reasonable grounds to suspect is an Offshore Associate of Westpac other than one receiving the payment in the capacity of a clearing house, paying agent, custodian, funds manager or responsible entity of an Australian registered scheme.

 There are five principal methods of satisfying the public offer test, the purpose of which is to ensure that lenders or investors in capital markets are aware that the securities are being offered for issue or subscription. In summary, the five methods are: offers to 10 or more unrelated financiers or securities dealers; offers to 100 or more investors; offers of securities which are listed on a stock exchange by agreement between the issuer and a dealer, manager or underwriter; offers that result from information available publicly on automated quotation systems or other means used to disseminate market information; and offers to dealers, managers or underwriters who in turn offer the securities for sale within 30 days by one of the preceding methods. In addition, the issue of a global bond or note and the offer of interests in the global bond or note by one of these methods can generally satisfy the public offer test.

 Westpac proposes that the issue of the subordinated notes would be made in a manner which would satisfy the public offer test (or the requirements for exemption in respect of a global bond or note) and would otherwise meet the requirements for exemption from withholding tax under Section 128F of the Tax Act.

 If the requirements for exemption under Section 128F of the Tax Act are met with respect to the subordinated notes, payments of principal, interest and any premium made to a holder of the subordinated notes who is not a resident of Australia and who does not carry on business through a permanent establishment in Australia will not be subject to Australian income or withholding taxes. Even if the requirements for exemption from withholding tax under Section 128F of the Tax Act are met, a holder of the subordinated notes who is a resident of Australia may still be subject to Australian income tax on payments of interest or any premium made on the subordinated notes.

Sale or retirement

 A holder of the subordinated notes who is not a resident of Australia and who does not carry on business through a permanent establishment in Australia will not be subject to Australian income or capital gains tax on any gains or profits made on the sale or retirement of the subordinated notes, provided such gains or profits do not have an Australian source. A gain arising on the sale of the subordinated notes by a non-Australian resident holder, where the sale and all negotiations for and documentation of the sale are conducted and executed outside Australia, would not be regarded as having an Australian source. Nor would a gain on retirement of a subordinated note held by a non-Australian resident otherwise than in carrying on business in Australia through a permanent establishment be regarded as having an Australian source. Even where a profit from the sale or retirement of the subordinated notes is subject to Australian tax, if the holder who has disposed of the subordinated notes is a resident of a country with which Australia has a double tax treaty, then depending on the circumstances of the case and the terms of the relevant treaty, relief from Australian tax may nevertheless be available under the treaty.

Other taxes

 Under current Australian law, there are no gift, estate or inheritance taxes or duties. No stamp, issue, registration or similar taxes are payable in Australia in connection with the issue of the subordinated notes. No Australian stamp duty should be payable on a transfer of, or an agreement to transfer, the subordinated notes if the transfer or agreement is executed outside Australia.

 The Commissioner of Taxation of the Commonwealth of Australia may give a direction under §218 or §255 of the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth) or §260-5 of the Taxation Administration Act 1953 or any similar provision requiring Westpac to deduct from any payment to any other party (including any holders of subordinated notes) any amount in respect of tax payable by that other party.

United States federal income tax consequences

 See "Taxation—United States Federal Income Tax Consequences" in the accompanying prospectus. The subheading "Information Reporting and Backup Withholding" in the accompanying prospectus is superceded by the following:

Information reporting and back-up withholding

 In general, information reporting requirements may apply to payments of principal, any premium and interest on a debt security to, and the proceeds of the sale of a debt security by, any non-corporate United States holder, and "back-up withholding" may apply to such payments or proceeds unless such holder complies with certain identification requirements or is otherwise exempt. The current rate of "back-up withholding" is 30% of the amount paid, which rate is scheduled to decrease to 29% in calendar years 2004 and 2005 and 28% in calendar years 2006 through 2010, after which the rate is scheduled to increase to 31%. Any amount so withheld generally will be allowed as a credit against the United States holder's federal income tax, provided the required information is timely filed with the Internal Revenue Service.

Australian exchange control restrictions

 The written approval of the Australian Minister for Foreign Affairs is required for transactions involving the control or ownership of assets by persons or entities linked to terrorist activities and identified by the United Nations and the Commonwealth of Australia under the Charter of the United Nations (Anti-terrorism—Persons and Entities) List, as published from time to time in the Commonwealth Government Gazette. This includes individuals or entities linked with the Taliban, Usama bin Laden and other terrorist organizations. Transactions involving persons published in the Gazette without the permission of the Minister are a criminal offense.

 Transactions involving the Government of Iraq or its agencies, its senior officials and their immediate families, individuals associated with the regime of former President of Yugoslavia Slobodan Milosevic and certain ministers and senior officials of the Government of Zimbabwe are prohibited under the Banking (Foreign Exchange) Regulations 1959 (Cth). The Reserve Bank of Australia publishes changes to prohibited parties and variations in the restrictions on those parties from time to time in the Commonwealth Government Gazette.

 Transactions over A$100,000 involving the Embassy of the Federal Republic of Yugoslavia, the Consulate-General of the Federal Republic of Yugoslavia and Narodna Banka Jugoslavije (including Banque Nationale de Yugoslavie) require prior approval from the Reserve Bank of Australia.

Legal opinions

 Debevoise & Plimpton, our U.S. counsel, will pass on the validity of the subordinated notes described in this prospectus supplement. Allens Arthur Robinson, our Australian counsel, will pass on the validity of the subordinated notes with respect to Australian law. Debevoise & Plimpton may rely on the opinion of Allens Arthur Robinson on matters of Australian law. Sidley Austin Brown & Wood LLP will pass on certain legal matters for the underwriter.

Experts

 The audited consolidated financial statements of Westpac Banking Corporation incorporated by reference in this prospectus supplement and the accompanying prospectus and in the registration statement have been audited by Messrs. R. Chowdry and M.J. Codling, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in this prospectus supplement in reliance upon the authority of said accountants as experts in accounting and auditing in giving said reports. Messrs. Chowdry and Codling are each partners in the accounting firm of PricewaterhouseCoopers.

Independent accountants

 With respect to the unaudited interim financial information of Westpac Banking Corporation for the six month period ended March 31, 2003 and 2002 included in our interim financial report for the six month period ended March 31, 2003 furnished on our Form 6-K filed on May 16, 2003, incorporated by reference in this prospectus supplement, PricewaterhouseCoopers reported that they have applied limited procedures in accordance with professional standards for a review of such interim financial information. However, their independent review report dated May 8, 2003 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers within the meaning of Sections 7 and 11 of the Securities Act.

PROSPECTUS

[LOGO]

ABN 33007451141

        Debt Securities

•	By this prospectus, we may offer from time to time up to $1,000,000,000 of our debt securities.	•	You should read this prospectus and the prospectus supplement or the term sheet relating to the specific issue of debt securities carefully before you invest.
•	When we offer debt securities, we will provide you with a prospectus supplement or a term sheet describing the terms of the specific issue of debt securities, including the offering price.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 8, 1999.

WESTPAC BANKING CORPORATION

        We are one of the four major banking organizations in the Commonwealth of Australia and we are one of the three largest banks in New Zealand based on total assets as of December 31, 1998. We provide a broad range of banking and financial services in Australia and New Zealand, including:

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  retail, commercial and institutional banking;

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  investment management and insurance; and

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  finance company activities.

        We also have branches and affiliates throughout the South Pacific region and maintain offices in key financial centers around the world. At March 31, 1999, our market capitalization was A$21.8 billion.

        Westpac was founded in 1817 and was the first bank to be established in Australia. In 1850, we were incorporated as Bank of New South Wales by an Act of the New South Wales Parliament. In 1982, we acquired The Commercial Bank of Australia Limited, and we changed our name to Westpac Banking Corporation. Our principal office is located at 60 Martin Place, Sydney, New South Wales, 2000, Australia. Our telephone number is (61-2) 9226 3311.

        If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

        In this prospectus, "Westpac", "we", "us" and "our" refer specifically to Westpac Banking Corporation. Westpac is the issuer of all the securities offered under this prospectus.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the debt securities for general corporate purposes, unless otherwise specified in the prospectus supplement or term sheet relating to a specific issue of debt securities. Our general corporate purposes may include financing our activities and those of our subsidiaries, including refinancing outstanding indebtedness, financing our assets and those of our subsidiaries, lengthening the average maturity of our borrowings, and financing acquisitions.

        Until we use the net proceeds from the sale of any of our debt securities for general corporate purposes, we may use the net proceeds to reduce our short-term indebtedness or for temporary investments.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

		Year Ended September 30,
	Six months ended March 31, 1999
		1998	1997	1996	1995	1994

Ratio of earnings to fixed charges	1.38	1.33	1.33	1.28	1.27	1.25

        For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges, excluding capitalized interest and gross-up for tax equivalent income. "Fixed charges" consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, and capitalized interest.

THE DEBT SECURITIES WE MAY OFFER

        This prospectus is part of a shelf registration statement. With this prospectus, we may offer and sell from time to time up to $1,000,000,000 of our debt securities or its equivalent in foreign currencies or units based on or relating to foreign currencies. We will offer and sell less than that amount with this prospectus if we sell other securities under the registration statement that includes this prospectus.

DESCRIPTION OF THE DEBT SECURITIES

        We may offer unsecured general obligations, which may be senior debt securities or subordinated debt securities. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the "debt securities." The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will rank equal with our other subordinated obligations having a fixed maturity date and, as described below, will be entitled to payment only after payment of our senior indebtedness. The subordinated debt securities will be subordinated to our ordinary creditors including our trade creditors and depositors.

        The senior debt securities will be issued in one or more series under an indenture dated as of July 1, 1999 between us and The Chase Manhattan Bank, as the trustee. The subordinated debt securities will be issued under an indenture dated as of July 1, 1999 between us and The Chase Manhattan Bank, as trustee. Each indenture provides that there may be more than one trustee thereunder, each with respect to one or more series of debt securities. We have summarized certain general features of the debt securities from the indentures. We encourage you to read the indentures (which are exhibits to the registration statement that includes this prospectus) and our periodic and current reports that we file with the SEC. The following summaries of certain provisions of the indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the indentures and the provisions of the Trust Indenture Act of 1939. References in parentheticals below to sections or articles are to sections or articles of the indentures.

        The debt securities will be issuable in one or more series pursuant to an indenture supplemental to the senior indenture or the subordinated indenture, as the case may be, or a resolution of our board of directors or a duly authorized committee of our board of directors. (Section 3.1 of each indenture.)

        The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement or term sheet may relate. The particular terms of the debt securities offered by any prospectus supplement or term sheet and the extent, if any, to which such general provisions may apply to the debt securities will be described in the related prospectus supplement or term sheet. Accordingly, for a description of the terms of a particular issue of debt securities, you should refer to both the related prospectus supplement or term sheet and to the following description.

        The indentures do not contain any covenants or provisions which may afford holders of debt securities protection in the event that we engage in a highly leveraged transaction or other transaction that may adversely affect the holders of the debt securities. No such transaction is currently contemplated.

General Terms of the Debt Securities

        The aggregate principal amount of debt securities that may be issued under the indentures is unlimited. The debt securities may be issued in one or more series. You should refer to the applicable prospectus supplement or term sheet for the specific terms of the debt securities which may include the following:

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  title and aggregate principal amount;

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  indenture under which the debt securities are issued;

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  any applicable subordination provisions;

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  percentage or percentages of principal amount at which the debt securities will be issued and percentage or percentages of principal amount payable upon declaration of acceleration of the maturity of the debt securities;

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  maturity date(s);

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  interest rate(s) or the method for determining the interest rate(s);

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  dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

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  place or places where principal, premium and interest will be payable;

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  redemption or early repayment provisions;

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  authorized denominations;

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  form (registered and/or bearer);

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  amount of discount with which such debt securities will be issued;

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  whether the debt securities will be issued in whole or in part in the form of one or more global securities;

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  identity of the depositary for global securities;

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  whether a temporary security is to be issued with respect to such series and, whether any interest payable prior to the issuance of definitive debt securities of the series will be credited to the account of the persons entitled thereto;

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  the terms upon which beneficial interests in a temporary global debt security may be exchanged in whole or in part for beneficial interests in a definitive global debt security or for individual definitive debt securities and the terms upon which such exchanges may be made;

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  currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

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  time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

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  securities exchange(s) on which the debt securities will be listed, if any;

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  additions to or changes in the events of default with respect to the debt securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such debt securities to be due and payable; and

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  additional terms not inconsistent with the provisions of the indentures.

        One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities. United States federal and Australian tax consequences and special considerations applicable to any series will be described in the applicable prospectus supplement or term sheet.

        Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to:

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  the price of one or more commodities, derivatives or securities;

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  one or more securities, derivatives or commodities exchange indices or other indices;

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  a currency or currencies (including any currency unit or units) other than the currency in which such debt securities are issued or other factors; or

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  any other variable or the relationship between any variables or combination of variables.

Holders of such debt securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, securities, derivatives, indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, securities, derivatives, indices or other factors to which the amount payable on such date is linked and certain additional United States federal and Australian tax consequences and special considerations applicable to any series will be described in the applicable prospectus supplement or term sheet.

        The term "debt securities" includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement or term sheet, in any other freely transferable currency or units based on or relating to foreign currencies.

        We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiple of $1,000. (Section 3.2 of each indenture.) Subject to the limitations provided in the indentures and in the prospectus supplement or term sheet, debt securities which are issued in registered form may be registered, transferred or exchanged at the principal corporate trust office of the trustee or at the office or agency that we will maintain for such purpose in the Borough of Manhattan, The City of New York, without the payment of any service charge, other than any tax or other governmental charge payable in connection with the registration or transfer or exchange. (Sections 3.5 and 9.2 of each indenture.)

        We may issue debt securities of any series in whole or in part in definitive form or in the form of one or more global debt securities as described below under "Global Securities." We may issue debt securities of a series at different times. In addition, we may issue debt securities within a series with terms different from the terms of other debt securities of that series. (Section 3.1(c) of each indenture.)

        Subject to applicable law, we or any of our affiliates may at any time purchase or repurchase debt securities of any series in any manner and at any price. Debt securities of any series purchased by us or any of our affiliates may be held or surrendered by the purchaser of the debt securities for cancellation.

Global Securities

        We expect the following provisions to apply to all debt securities.

        We may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement or term sheet. We will issue global securities in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. (Section 2.4 of each indenture.)

        The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the prospectus supplement or term sheet. We expect that the following provisions will generally apply to depositary arrangements.

        Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to the debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that have accounts with the applicable depositary, who are referred to in this prospectus as participants, or persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

        So long as the depositary for a global security, or its nominee, is the registered owner of a global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture governing those debt securities. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of any debt securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture governing such debt securities.

        Payments of principal, premium, if any, and interest, if any, on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. Neither we, the trustee for the debt securities, any paying agent, nor the registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial ownership interests in the global security for the debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing the debt securities, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for the debt securities as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such participants.

        If the depositary for a series of debt securities notifies us at any time that it is unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement or term sheet relating to the debt securities, determine not to have any debt securities of a series represented by one or more global securities, and, in such event, will issue definitive debt securities of that series in exchange for the global security or securities representing that series of debt securities. If definitive debt securities are issued, an owner of a beneficial interest in a global security will be entitled to physical delivery of definitive debt securities of the series represented by that global security equal in principal amount to that beneficial interest and to have the debt securities registered in its name. Definitive debt securities of any series so issued will be issued in denominations, unless otherwise specified by us, of $1,000 and integral multiples of $1,000.

Payment of Additional Amounts

        Each indenture provides that we will make all payments in respect of the debt securities without withholding or deduction for, or on account of, any taxes, assessments or other governmental charges ("relevant tax") imposed or levied by or on behalf of Australia or any political subdivision or authority in or of Australia, unless the withholding or deduction is required by law. In that event, we will pay such additional amounts as may be necessary so that the net amount received by the holder of the debt securities, after such withholding or deduction, will equal the amount that the holder would have received in respect of the debt securities without such withholding or deduction. However, we will pay no additional amounts:

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  to the extent that the relevant tax is imposed or levied by virtue of the holder, or the beneficial owner, of the debt securities having some connection (whether present, past or future) with Australia or any political subdivision or authority of or in Australia, other than being a holder, or the beneficial owner, of the debt securities;

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  to the extent that the relevant tax is imposed or levied by virtue of the holder, or the beneficial owner, of the debt securities not complying with any statutory requirements or not having made a declaration of non-residence in, or other lack of connection with, Australia or any political subdivision or authority of or in Australia or any similar claim for exemption, if Westpac or its agent has provided the holder, or the beneficial owner, of the debt securities with at least 60 days' prior written notice of an opportunity to comply with such statutory requirements or make a declaration or claim;

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  to the extent that the relevant tax is imposed or levied by virtue of the holder, or the beneficial owner, of the debt securities having presented for payment more than 30 days after the date on which the payment in respect of the debt securities first became due and payable, except to the extent that the holder, or the beneficial owner, of the debt securities would have been entitled to such additional amounts if the holder or beneficial owner had presented the debt securities for payment on any day within such 30-day period;

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  to the extent that the relevant tax is imposed or levied by virtue of the holder, or the beneficial owner, of the debt securities having presented the debt securities for payment in Australia, unless the debt securities could not have been presented for payment elsewhere; or

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  to the extent that the relevant tax is imposed or levied by virtue of the holder, or the beneficial owner, of the debt securities being an associate of Westpac for purposes of Section 128F(6) of the Income Tax Assessment Act 1936 of Australia.

In addition, we will pay no additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the payment in respect of the debt securities to the extent such payment would, under the laws of Australia or any political subdivision or authority of or in Australia, be treated as being derived or received for tax purposes by a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to additional amounts had it been the holder of the debt securities. (Section 9.8 of each indenture.)

Redemption of Debt Securities

  General

        If the debt securities of a series provide for redemption at our election, unless otherwise provided in the applicable prospectus supplement or term sheet, such redemption shall be on not less than 30 nor more than 60 days' notice and, in the event of redemption in part, the debt securities to be redeemed will be selected by the trustee by such method as it shall deem fair and appropriate. Notice of such redemption will be mailed to holders of debt securities of such series to their last addresses as they appear on the register of the debt securities of such series. (Sections 1.6, 10.3 and 10.4 of each indenture.)

  Redemption for Taxation Reasons

        Each indenture provides that we will have the right, after receipt of prior written approval by the Australian Prudential Regulation Authority, if approval is then required, to redeem a series of debt securities in whole, but not in part, at any time within 90 days following the occurrence of a Tax Event, which is defined below; provided, however, that, if at the time there is available to us the opportunity to eliminate, within the 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure that in our sole judgment has or will cause no adverse effect on us or any of our subsidiaries or affiliates and will involve no material cost, we will pursue that measure in lieu of redemption. "Tax Event" means that we have requested and received an opinion of competent tax counsel to the effect that there has been:

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  an amendment to, change in or announced proposed change in the laws or regulations under those laws of Australia or any political subdivision or authority thereof or therein;

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  a judicial decision interpreting, applying or clarifying those laws or regulations;

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  an administrative pronouncement or action that represents an official position, including a clarification of an official position, of the governmental authority or regulatory body making the administrative pronouncement or taking any action; or

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  a threatened challenge asserted in connection with an audit of us, or any of our subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to a series of debt securities, which amendment or change is adopted or which proposed change, decision or pronouncement is announced or which action, clarification or challenge occurs on or after the date of the applicable prospectus supplement or such term sheet, following which there is more than an insubstantial risk that any payment on a series of debt securities is, or will be, subject to withholding or deduction in respect of any taxes, assessments or other governmental charges.

        If we redeem debt securities in these circumstances, the redemption price of each debt security redeemed will be equal to, 100% of the principal amount of such debt security plus accrued and unpaid interest on such debt security to the date of redemption or any other amount as specified in the applicable prospectus supplement.

Events of Default, Notice and Waiver

  Senior Debt Securities

        The senior indenture provides that, if an event of default in respect of any series of senior debt securities shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series may declare the principal amount (or a portion thereof in the case of certain senior debt securities issued with original issue discount) of all the senior debt securities of that series to be due and payable immediately, by written notice to Westpac (and by written notice to the trustee if given by the holders). The consequence of this action is that the principal amount of the senior debt securities shall be immediately due and payable by Westpac. (Section 5.2 of the senior indenture.)

        The senior indenture defines events of default in respect of any series of senior debt securities as:

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  default for 30 days in payment of any interest installment or additional amount when due;

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  default in payment of the principal of, or any premium, on, or any mandatory sinking fund payment with respect to, senior debt securities of such series when due;

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  default for 60 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in principal amount of the outstanding senior debt securities of such series in performance of any covenant or warranty in such indenture in respect of the senior debt securities of such series;

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  Westpac commences a voluntary case or proceeding under any applicable law involving a winding-up of Westpac or any other case or proceeding whereby Westpac may be wound-up, dissolved or cease to exist;

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  Westpac consents to the entry of a decree or order for relief in an involuntary case or proceeding under applicable law involving a winding-up of Westpac or the commencement of any such case or proceeding against Westpac;

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  Westpac files a petition or answer or consent seeking a decree or order for relief in a proceeding in connection with a winding-up of a Westpac;

  •
  the entry of a decree of order by a court of competent jurisdiction involving or resulting in the winding-up of Westpac;

  •
  specified events, including the entry of a decree or order by a court of competent jurisdiction, appointing, a custodian, receiver, liquidator or other similar official of Westpac or of any substantial part of Westpac's property or similar events of Westpac; and

  •
  any other event of default provided for in the senior indenture with respect to the senior debt securities of such series. (Section 5.1 of the senior indenture.)

  Subordinated Debt Securities

        Events of Default.    The subordinated indenture provides that, if an event of default in respect of any series of subordinated debt securities shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding subordinated debt securities of that series may declare the principal amount (or a portion thereof in the case of certain subordinated debt securities issued with original issue discount) of all the subordinated debt securities of that series to be due and payable immediately, by a written notice to Westpac (and by written notice to the trustee if given by the holders). (Section 5.2 of the subordinated indenture.)

        Notwithstanding such declaration, no payments will be made to holders of subordinated debt securities until all Senior Creditors, which is defined under "Provisions Applicable Only to Subordinated Debt Securities—Subordination," have been paid in full. For information concerning the rights of holders of subordinated debt securities after proceedings for a winding-up of Westpac have been instituted, see "Provisions Applicable Only to Subordinated Debt Securities—Status After the Commencement of a Winding-Up of Westpac".

        The subordinated indenture defines an event of default in respect of any series of subordinated debt securities as:

  •
  the entry of a decree or order by a court of competent jurisdiction for relief involving or resulting in the winding-up of Westpac;

  •
  Westpac commences a voluntary case or proceeding under any applicable law involving a winding-up of Westpac or any other case or proceeding whereby Westpac may be wound-up, dissolved or cease to exist;

  •
  Westpac consents to the entry of a decree or order for relief in an involuntary case or proceeding under applicable law involving a winding-up of Westpac or the commencement of any such case or proceeding against Westpac;

  •
  Westpac files a petition or answer or consent seeking a decree or order for relief in a proceeding in connection with a winding-up of a Westpac;

  •
  any other event of default provided for in the subordinated indenture with respect to the subordinated debt securities of such series. (Section 5.1 of the subordinated indenture.)

        Defaults.    If a default in respect of any series of subordinated debt securities shall have occurred and be continuing, the trustee may in its discretion institute any appropriate judicial proceeding as it shall deem most effectual to protect and enforce its rights and the rights of the holders of the subordinated debt securities of that series, the holders shall have no right to accelerate the payment of principal amounts unless the default is also an event of default. (Section 5.3 of the subordinated indenture.)

        The subordinated indenture defines a default in respect of any series of subordinated debt securities as:

  •
  the occurrence of an event of default;

  •
  specified events, including the entry of a decree or order by a court of competent jurisdiction, appointing, a custodian, receiver, liquidator or other similar official of Westpac or of any substantial part of Westpac's property or similar events of Westpac;

  •
  default for 30 days in payment of any interest installment or additional amount when due;

  •
  default in payment of the principal of, or any premium or additional amount on, or any mandatory sinking fund payment with respect to, subordinated debt securities of such series when due;

  •
  default for 60 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in principal amount of the outstanding subordinated debt securities of such series in performance of any covenant or warranty in such indenture in respect of the subordinated debt securities of such series; and

  •
  any other default provided for in the subordinated indenture with respect to the subordinated debt securities of such series. (Section 5.1 of the subordinated indenture.)

  Provisions applicable to Senior and Subordinated Debt Securities

        The Trust Indenture Act of 1939 and Section 6.5 of each indenture provide that the trustee will, within 90 days after the occurrence of an event of default or (in the case of the subordinated indenture) a default in respect of any series of debt securities, give to the holders of that series notice of all uncured and unwaived defaults known to it; provided that, except in the case of default in the payment of the principal of, premium on, if any, or interest on, if any, or any sinking fund installment or analogous obligation with respect to, any of the debt securities of that series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of that series. The terms "event of default" and "default" for the purpose of this provision mean any event which is, or after notice or lapse of time or both would become, an event of default or (in the case of the subordinated indenture) a default with respect to debt securities of such series.

        Each indenture provides that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, subject to limitations, direct the time, method and place of conducting proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, in respect of the debt securities of that series. (Section 5.8 of each indenture.)

        Each indenture contains provisions entitling the trustee, subject to the duty of the trustee during an event of default in respect of any series of debt securities to act with the required standard of care, to be indemnified by the holders of the debt securities of that series before proceeding to exercise any right or power under the indenture at the request of holders of those debt securities. (Section 6.1(f) of each indenture.)

        Each indenture includes covenants that we will file annually with the trustee a certificate of compliance with all conditions and covenants under each indenture. (Section 9.7 of each indenture.)

        In certain cases, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series may by providing written notice to the trustee, on behalf of the holders of all debt securities of that series, waive any past default or event of default, or compliance with certain provisions of the indenture, except for defaults or events of default not already cured in the payment of the principal of, or premium, if any, or interest on any of the debt securities of that series or any coupon related to such debt securities or compliance with certain covenants. (Section 5.7 of each indenture.)

Modification of the Indentures

        Each indenture contains provisions permitting us and the trustee to enter into one or more supplemental indentures without the consent of the holders of any of the debt securities in order to:

  •
  evidence the succession of another individual, corporation or other entity to us and the assumption of our covenants and obligations by our successor;

  •
  add to our covenants for the benefit of the holders of debt securities or surrender any of our rights or powers or to comply with certain requirements of the SEC relating to the qualification of the indenture under the Trust Indenture Act of 1939;

  •
  add additional events of default and, in the case of the subordinated indenture, defaults, with respect to any series of debt securities;

  •
  add to or change any provisions of the indenture to such extent as necessary to facilitate the issuance of debt securities in bearer form or to facilitate the issuance of debt securities in global form;

  •
  change or eliminate any provision of the indenture affecting only debt securities not yet issued or when there is no security outstanding of a series created prior to the execution of any such supplemental indenture;

  •
  secure the debt securities;

  •
  establish the form or terms of debt securities;

  •
  provide for delivery of such supplemental indentures or the debt securities;

  •
  evidence and provide for successor trustees and/or to add to or change any provisions of each indenture to such extent as necessary to provide for or facilitate the appointment of a separate trustee or trustees for specific series of debt securities;

  •
  permit payment of principal, premium or interest in respect of debt securities in bearer form or coupons, if any, in the United States and other areas subject to its jurisdiction;

  •
  maintain the qualification of each indenture under the Trust Indenture Act of 1939;

  •
  correct or supplement any inconsistent provisions or cure any ambiguity or omission or correct any mistake, provided that any such action does not adversely affect the interests of any holder of debt securities of any series;

  •
  in the case of the subordinated indenture, modify the subordination provisions thereof in a manner not adverse to the holders of subordinated debt securities of any series then outstanding;

  •
  any other change that does not adversely affect the interests of the holders and is not otherwise prohibited. (Section 8.1 of each indenture.)

        Each indenture also contains provisions permitting us and the trustee, with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of the affected series, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of debt securities of that series. No supplemental indenture may, without the consent of the holders of all of the affected debt securities, among other things:

  •
  change the maturity of any debt securities;

  •
  change the currency in which such debt securities are payable;

  •
  reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof;

  •
  impair the right to institute suit for the enforcement of any payment on such debt securities at maturity or upon redemption;

  •
  reduce the percentage of the outstanding principal amount of debt securities the holders of which must consent to any such supplemental indenture;

  •
  modify the indenture provisions concerning modification of the indenture or the waiver of past defaults or specified covenants other than to increase the required percentage to effect a modification or provide that additional provisions may not be waived without the consent of each holder of that series of debt securities; or

  •
  in the case of the subordinated indenture, modify the subordination provisions thereof in a manner adverse to the holders of subordinated debt securities then outstanding. (Section 8.2 of each indenture.)

        In addition, material variations in the terms and conditions relating to redemption, events of default, and, in the case of subordinated debt securities, subordination may require the consent of the Australian Prudential Regulation Authority.

Satisfaction and Discharge of the Indentures; Defeasance

        The indenture shall generally cease to be of any further effect with respect to a series of debt securities when:

  •
  we have delivered to the trustee for cancellation all debt securities of that series; or

  •
  all debt securities of that series not theretofore delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we shall have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity or upon redemption all debt securities of that series (and if, in either case, we shall also pay or cause to be paid all other sums payable under the indenture by us in respect of all debt securities of that series and deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent in the indenture have been complied with) and Westpac shall have made any other payments due under the indenture and delivered to the trustee an officer's certificate and opinion of counsel saying that Westpac has fulfilled each of the conditions mentioned above. (Section 4.1 of each indenture.)

The trustee shall hold in trust all money deposited with it as described above and shall apply the deposited money, in accordance with the provisions of the debt securities of the defeased series and the indenture, to the payment, either directly or through any paying agent, as the trustee may determine, to the persons entitled thereto, of principal, premium, if any and any interest for whose payment such money has been deposited with or received by the trustee. (Section 4.2 of each indenture.)

Record Dates

        We will generally be entitled to set any date as the record date for the purpose of determining the holders of debt securities entitled to give or take any action under the senior indenture or the subordinated indenture in the manner specified in such indenture. If a record date is set, action may only be taken by persons who are holders of debt securities on the record date. Also, unless otherwise specified in the prospectus supplement or term sheet applicable to a series of debt securities, to be effective, any action must be taken within 180 days of the record date. (Section 1.4(g) of each indenture.)

Notice

        Notices to holders of debt securities will be given by mail to the addresses of holders appearing in the applicable securities register. We and the trustee may treat the person in whose name a debt security is registered as the owner thereof for all purposes. (Sections 1.6 and 3.8 of each indenture.)

Governing Law

        Each indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, except that the subordination provisions contained in Sections 12.1 and 12.2 of the subordinated indenture will be governed by, and construed in accordance with, the laws of the State of New South Wales, Commonwealth of Australia. (Section 1.11 of each indenture.)

        Each indenture also provides that to the extent Westpac or any of its properties, assets or revenues of Westpac may have or may become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with any debt security or either indenture, Westpac, to the extent permitted by law, will irrevocably and unconditionally waive, and agree not to plead or claim, any such immunity and will consent to such relief and enforcement. (Section 5.15 of each indenture.)

Consolidation, Merger or Sale of Assets

        The senior indenture and the subordinated indenture provide that we may not merge or consolidate with or into any other corporation or other entity or sell, convey or transfer all or substantially all of our assets, unless:

  •
  Westpac is the surviving entity formed by such merger or consolidation; or

  •
  the entity formed by such consolidation or into which we are merged or the entity that acquires our assets is organized under the laws of the Commonwealth of Australia or any political subdivision thereof, is entitled to carry on its businesses and expressly assumes by supplemental indenture all of our obligations under the debt securities and the indenture;

and

  •
  immediately after giving effect to such transaction, no event of default and also (in the case of the subordinated indenture) no default shall have occurred and be continuing; and

  •
  Westpac shall have delivered to the trustee an officer's certificate and an opinion of counsel each stating that such transaction complies with the indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation or into which we are merged or to which such sale is made shall succeed to and be substituted for us under the indenture. (Section 7.1 of each indenture.)

Concerning the Trustees

        We may from time to time maintain credit facilities, and have other customary banking relationships with The Chase Manhattan Bank, the trustee under both the senior indenture and the subordinated indenture.

Consent to Service of Process

        Each indenture provides that we will irrevocably designate our Vice President, Legal Services, located in our New York branch, as our authorized agent for service of process in any legal action or proceeding against us with respect to our obligations under such indenture or the debt securities instituted in any federal or state court in the Borough of Manhattan, The City of New York, New York and will irrevocably submit to the non-exclusive jurisdiction of such courts in respect of any such legal action or proceeding. (Section 1.14 of each indenture.)

Australian Regulatory Restrictions on Payments by Westpac

        Nothing in either indenture affects the applicability of:

  •
  Section 13A of the Banking Act 1959 of the Commonwealth of Australia, which provides that if Westpac becomes unable to meet its obligations or suspends payment thereof, the assets of Westpac in Australia shall be available to meet its deposit liabilities in Australia in priority to all other liabilities of Westpac;

  •
  Section 86 of the Reserve Bank Act 1959 of the Commonwealth of Australia, which provides, in a winding-up of Westpac, debts due to the Reserve Bank of Australia by Westpac shall, subject to Section 13A of the Banking Act 1959 of the Commonwealth of Australia, have priority over all other debts of Westpac other than debts due to the Commonwealth of Australia; and

  •
  Section 16 of the Banking Act 1959 of the Commonwealth of Australia, which provides, in a winding-up of Westpac, that, subject to Section 13A of the Banking Act 1959 of the Commonwealth of Australia, debts due to the Australian Prudential Regulation Authority have priority over all other unsecured debts of Westpac.

Provisions Applicable Only to Senior Debt Securities

  Ranking

        Senior debt securities will be direct, unconditional and unsecured obligations of Westpac and, except for certain debts required to be preferred by law (including those in respect of Westpac's deposit liabilities in Australia and New Zealand), will rank equal among themselves and equally with all other unsecured and unsubordinated obligations of Westpac. The senior debt securities will rank senior to subordinated obligations of Westpac, including any subordinated debt securities.

Provisions Applicable Only to Subordinated Debt Securities

  Subordination

        Subordinated debt securities will be direct unsecured obligations of Westpac and rank equal without any preference among themselves and, except for certain debts required to be preferred by law (including those in respect of Westpac's deposit liabilities in Australia and New Zealand), at least equal with Westpac's other subordinated indebtedness having a fixed maturity date. In the event of a winding-up of Westpac, subordinated debt securities will be subordinated to the claims of all of Westpac's existing and future "Senior Creditors". Senior Creditors means all of Westpac's creditors including its depositors:

  •
  whose claims are admitted in a winding-up of Westpac; and

  •
  who are not the holders of indebtedness, the right to repayment of which by its terms is, or is expressed to be, subordinated in a winding-up of Westpac to the claims of all depository and other unsubordinated creditors of Westpac. (Section 12.2 of the subordinated indenture.)

  Status Prior to the Commencement of a Winding-Up of Westpac

        Prior to the commencement of a winding-up of Westpac, Westpac's obligation to make payments in respect of the subordinated debt securities is conditioned upon:

  •
  Westpac being able to pay its debts as they fall due; and

  •
  Westpac's assets exceeding its liabilities;

immediately prior to and immediately after the payment.

  Status After the Commencement of a Winding-Up of Westpac

        After the commencement of a winding-up of Westpac, the rights of holders of subordinated debt securities to recover amounts payable in respect of subordinated debt securities will be subordinate and junior in right of payment to Westpac's obligations to Senior Creditors. Consequently, all Senior Creditors shall be entitled to be paid in full before any payment is made to the holders of subordinated debt securities.

  Other Provisions

        Other provisions applicable to subordinated debt securities will be described in the applicable prospectus supplement or term sheet.

TAXATION

        The following statements with respect to taxation are only general summaries and are based on advice received by Westpac. Prospective purchasers of debt securities should consult their own tax advisors concerning the consequences, in their particular circumstances, under United States federal and Australian tax law, and the laws of any other taxing jurisdiction, of the purchase, ownership and disposition of debt securities.

Australian Taxation

        The following is a summary of the material Australian tax consequences of the purchase, ownership and disposition of debt securities to holders who are not residents of Australia for Australian tax purposes and who purchase debt securities upon original issuance at the stated offering price and hold the debt securities as capital assets. The statements of law or legal conclusions in this summary represent the opinion of Allen Allen & Hemsley, Australian tax counsel to Westpac, on the basis of Australian law as in effect on the date of this prospectus, which is subject to change, possibly with retroactive effect.

        Each prospective investor should consult his or her own tax advisors concerning the tax consequences, in their particular circumstances, of the purchase, ownership and disposition of debt securities.

  Interest Withholding Tax

        Interest paid by a resident of Australia, such as Westpac, to a non-resident of Australia is ordinarily subject to interest withholding tax at the rate of 10% of the gross amount of the interest. An exemption from this withholding tax is available under section 128F of the Income Tax Assessment Act 1936 as amended ("Tax Act") in respect of interest payable on debt securities issued outside Australia for the purpose of raising finance outside Australia if the interest is paid outside Australia, and if the issue of the debt securities satisfies a public offer test (as to which see below). Any of the debt securities which, at the time of issue, Westpac knew or had reasonable grounds to suspect were being or would later be acquired directly or indirectly by a resident of Australia or an associate of Westpac, other than as a dealer, manager or underwriter, would not qualify for this exemption, nor would interest qualify for this exemption if paid to an associate of Westpac who, at the time of payment, Westpac knows or has reasonable grounds to suspect is such an associate.

        There are five principal methods of satisfying the public offer test, the purpose of which is to ensure that lenders or investors in capital markets are aware that the securities are being offered for issue or subscription. In summary, the five methods are: offers to 10 or more unrelated financiers or securities dealers; offers to 100 or more investors; offers of securities which are listed on certain stock exchanges; offers that result from information available publicly on automated quotation systems or other means used to disseminate market information; and offers to dealers, managers or underwriters who in turn offer the securities for sale within 30 days by one of the preceding methods. In addition, the issue of a global bond or note and the offer of interests in the global bond or note by one of these methods can generally satisfy the public offer test.

        Westpac proposes that issues of debt securities would be made in a manner which would satisfy the public offer test (or the requirements for exemption in respect of a global bond or note) and would otherwise meet the requirements for exemption from withholding tax under section 128F of the Tax Act. Legislation has been introduced into the Australian Federal Parliament which would remove the requirements that securities be issued outside Australia and that interest be paid outside Australia in order to qualify for that exemption, but at the date of this prospectus it is not known whether or when that legislation will become effective.

        If the requirements for exemption under section 128F of the Tax Act are met with respect to debt securities, payments of principal, interest and any premium made to a holder of debt securities who is not a resident of Australia and who does not carry on business through a permanent establishment in Australia, will not be subject to Australian income or withholding taxes.

  Sale or Retirement

        A holder of debt securities who is not a resident of Australia and who does not carry on business through a permanent establishment in Australia will not be subject to Australian income or capital gains tax on any gains or profits made on the sale or retirement of debt securities, provided such gains or profits do not have an Australian source. A gain arising on the sale of debt securities by a non-Australian resident holder, where the sale and all negotiations for and documentation of the sale are conducted and executed outside Australia, would not be regarded as having an Australian source, nor would a gain on retirement of a debt security held by a non-Australian resident outside Australia otherwise than in carrying on business in Australia be regarded as having an Australian source.

  Amounts of Discount, Premium, etc.

        The applicable prospectus supplement or term sheet will contain a discussion of any special Australian tax consequences not discussed herein applicable to the debt securities being offered thereby, such as the special rules applicable to the sale to an Australian resident of debt securities which were issued at a discount to the amount payable upon redemption or which require the payment of a premium on redemption.

  Other Taxes

        Under current Australian law, there are no gift, estate or other inheritance taxes or duties. No stamp, issue, registration or similar taxes are payable in Australia in connection with the issue of debt securities. No Australian stamp duty should be payable on a transfer of, or an agreement to transfer, debt securities if the transfer or agreement is executed outside Australia.

United States Federal Income Tax Consequences

        The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of debt securities to United States holders who purchase debt securities upon original issuance at the stated offering price and hold the debt securities as capital assets. For purposes of this summary, a "United States holder" means a beneficial owner of a debt security that is:

  •
  an individual citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

  •
  a partnership, estate or trust treated, for United States federal income tax purposes, as a domestic partnership, estate or trust.

The statements of law or legal conclusions in this summary represent the opinion of Debevoise & Plimpton, United States tax counsel to Westpac.

        This summary does not address all aspects of United States federal income taxation that may be relevant to all United States holders in light of their particular circumstances, such as United States holders who are subject to special tax treatment (for example, banks, regulated investment companies, insurance companies, dealers in securities or currencies and tax-exempt investors). This summary also does not address any aspect of state, local or non-United States tax law. This summary is based on the Internal Revenue Code of 1986 as amended (the "Code"), the Treasury regulations issued under the Code and administrative and judicial interpretations of the Code, all as in effect on the date of this prospectus, and all of which are subject to change, possibly with retroactive effect.

        Each prospective investor should consult his or her own tax advisors as to the United States federal income tax consequences of the purchase, ownership and disposition of debt securities in light of such investor's particular facts and circumstances, and as to the state, local and non-United States tax consequences of the purchase, ownership and disposition of debt securities.

  Payments of Interest

        Interest on a debt security, including any additional amounts paid with respect to Australian withholding taxes, will be taxable to a United States holder as ordinary income at the time it is received or accrued, depending on such holder's method of accounting for United States federal income tax purposes. Interest paid by Westpac on the debt securities constitutes income from sources outside the United States, and with certain exceptions will be "passive" or "financial services" income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a United States holder, provided that such payments are exempt from Australian taxation. See "Taxation—Australian Taxation—Interest Withholding Tax". If the debt securities are not exempt from Australian taxation, interest thereon will generally constitute "high withholding tax interest" for foreign tax credit purposes.

  Sale or Retirement

        A United States holder generally will recognize gain or loss on the sale or retirement of a debt security equal to the difference between the amount realized on the sale or retirement and such holder's adjusted tax basis in the debt security. In the case of an individual, any such capital gain will be subject to a maximum United States federal income tax rate of 20% if such individual held the debt securities for more than 12 months.

  Original Issue Discount, Foreign Currency, etc.

        The applicable prospectus supplement or term sheet will contain a discussion of any special United States federal income tax rules not discussed herein applicable to the debt securities being offered thereby, such as the special rules applicable to debt securities denominated in a currency other than U.S. dollars or issued with original issue discount.

  Information Reporting and Back-up Withholding

        In general, information reporting requirements will apply to payments of principal, any premium and interest on a debt security and the proceeds of the sale of a debt security within the United States to non-corporate United States holders, and "back-up withholding" at a rate of 31% will apply to such payments unless such holder complies with certain identification requirements or is otherwise exempt. Any amount so withheld generally will be allowed as a credit against the United States holder's federal income tax, provided the required information is timely filed with the Internal Revenue Service.

PLAN OF DISTRIBUTION

        We may sell the debt securities being offered hereby in any one or more of the following ways:

  •
  directly to investors;

  •
  to investors through agents;

  •
  to broker-dealers as principals;

  •
  through underwriting syndicates led by one or more managing underwriters as we may select from time to time; or

  •
  through one or more underwriters acting alone.

        If an underwriter or underwriters are utilized in the sale, the specific managing underwriter or underwriters with respect to the offer and sale of the debt securities are set forth on the cover of the prospectus supplement or term sheet relating to such debt securities and the members of the underwriting syndicate, if any, are named in the prospectus supplement or term sheet.

        Sales of the debt securities by underwriters may be in negotiated transactions, at a fixed offering price or at various prices determined at the time of sale. The prospectus supplement or term sheet describes the method of reoffering by the underwriters. The prospectus supplement or term sheet also describes the discounts and commissions to be allowed or paid to the underwriters, if any, all other items constituting underwriting compensation, the discounts and commissions to be allowed or paid to dealers, if any, and the exchanges, if any, on which the debt securities offered thereby will be listed.

        We may authorize underwriters to solicit offers by certain institutions to purchase debt securities at the price set forth in the prospectus supplement or term sheet pursuant to delayed delivery contracts providing for payment and delivery at a future date.

        If any debt securities are sold pursuant to an underwriting agreement, the several underwriters will ordinarily agree, subject to the terms and conditions set forth therein to purchase all the securities offered by the accompanying prospectus supplement or term sheet if any of such securities are purchased. In the event of default by any underwriter, in certain circumstances, the purchase commitments may be increased or the underwriting agreement may be terminated.

        Offers to purchase debt securities may be solicited directly by us or by agents designated by us from time to time. Any such agent, who may be deemed to be an underwriter as the term is defined in the Securities Act of 1933, involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent set forth, in a prospectus supplement or term sheet. Any such agent will ordinarily be acting on a best efforts basis.

        If a broker-dealer is utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will sell such debt securities to the dealer, as principal. The dealer may then resell such debt securities to the public at varying prices to be determined by such dealer at the time of resale.

        Agents, broker-dealers or underwriters may be entitled under agreements which may be entered into by us to indemnification or contribution in respect of certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

        The place and time of delivery for the debt securities in respect of which this prospectus is delivered are set forth in the accompanying prospectus supplement or term sheet.

        The debt securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the debt securities.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports and other information with the SEC. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        Our annual reports on Form 20-F filed with the SEC include a description of operations and annual audited consolidated financial statements prepared in a manner authorized for a banking corporation under the Banking Act of 1959 of Australia and in accordance with the requirements of the Corporations Law of New South Wales, together with a reconciliation of material variations of consolidation net income and consolidated shareholders' equity to amounts determined in accordance with United States generally accepted accounting principles.

        We have filed a registration statement on Form F-3 with the SEC covering our debt securities and other securities. For further information on Westpac, the debt securities and the other registered securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to the registration statement that includes this prospectus.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

        The SEC allows us to incorporate by reference the information we file with them, which means:

  •
  incorporated documents are considered part of the prospectus;

  •
  we can disclose important information to you by referring you to those documents; and

  •
  information that we file with the SEC will automatically update and supersede this incorporated information.

        We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

  •
  annual report on Form 20-F for the year ended September 30, 1998; and

  •
  the report on Form 6-K dated May 18, 1999.

        We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed or after the date of this initial registration statement and before the effectiveness of the registration statement:

  •
  reports filed under Sections 13(a) and (c) of the Exchange Act, including reports on Form 6-K if and to the extent specified in such form as being incorporated by reference in this prospectus; and

  •
  any reports filed under Section 15(d) of the Exchange Act.

        You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

        You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address: Westpac Banking Corporation, New York Branch, 575 Fifth Avenue, 39th Floor, New York, New York 10017-2422, Attention: Vice President Legal Services. Telephone requests may be directed to such person at (212) 551-1905.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

        Westpac is a corporation with limited liability incorporated in the State of New South Wales in Australia. Substantially all of our directors and executive officers and certain experts named in this prospectus reside outside the United States. All or a substantial portion of the assets of these persons are located outside the United States (principally in Australia). As a result, it may not be possible for you to effect service of process within the United States upon those persons or to enforce against them judgments obtained in United States courts based on the civil liability provisions of the federal securities laws of the United States. We have been advised by our Australian counsel, Allen Allen & Hemsley, that there is doubt as to the enforceability in Australia, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities based on the federal securities laws of the United States. We have appointed our Vice President Legal Services, located in our New York Branch, as our agent in the United States upon whom process may be served in any such action. The address of our New York Branch is 575 Fifth Avenue, 39th Floor, New York, New York 10017-2422.

CURRENCY OF PRESENTATION AND EXCHANGE RATES

        We publish our consolidated financial statements in Australian dollars.

        The following table sets forth, for Westpac's fiscal years indicated, the high, low, average and period-end noon buying rates in New York City for cable transfers of Australian dollars as certified for customs purposes for the Federal Reserve Bank of New York, expressed in US dollars per A$1.00. Westpac's fiscal year ends on September 30 of each year.

Fiscal Year	At Period End	Average Rate[1]	High	Low

1994	0.7400	0.7109	0.7467	0.6460
1995	0.7555	0.7431	0.7778	0.7100
1996	0.7912	0.7718	0.8026	0.7318
1997	0.7250	0.7689	0.8180	0.7163
1998	0.5930	0.6444	0.7386	0.5550
1999[2]	0.6528	0.6330	0.6712	0.5887

1
The average of the noon buying rates on the last day of each month or portion thereof during the period.

2
Through May 31, 1999.

        Australian dollars are convertible into US dollars at freely floating rates. Under certain instruments issued by the Reserve Bank of Australia under the Banking (Foreign Exchange) Regulations, the specific prior approval of the Reserve Bank of Australia must be obtained in connection with certain payments in and from Australia to, by the order of, on behalf of, or relating to property, securities or funds belonging to or controlled by or payments to (a) the Government of Iraq or its agencies or its nationals, (b) authorities in the Federal Republic of Yugoslavia (Serbia and Montenegro) or their agencies, or (c) the Government or a public authority of Libya or certain Libyan undertakings.

VALIDITY OF DEBT SECURITIES

        Debevoise & Plimpton, our US counsel, will pass on the validity of the debt securities described in this prospectus. Allen Allen & Hemsley, our Australian counsel, will pass on the validity of the debt securities with respect to Australian law. Debevoise & Plimpton may rely on the opinion of Allen Allen & Hemsley on matters of Australian law. Brown & Wood LLP will pass on certain legal matters for the agents or underwriters.

EXPERTS

        The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 20-F of Westpac Banking Corporation for the year ended September 30, 1998, have been so incorporated in reliance on the report of Robert S. Lynn and Rahoul Chowdry, the named independent accountants and partners in PricewaterhouseCoopers given on authority of Messrs. Lynn and Chowdry as experts in auditing and accounting.

$

Westpac Banking Corporation

ABN 33 007 457 141
    % Subordinated Notes Due

PROSPECTUS

JPMorgan

May    , 2003

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